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                                                                     EXHIBIT 5.A


                                 August 20, 2003


GulfTerra Energy Partners, L.P.
1001 Louisiana Street, 30th Floor
Houston, Texas 77002

         Re: GulfTerra Energy Partners, L.P.


Ladies and Gentlemen:

         We have acted as counsel to GulfTerra Energy Partners, L.P., a Delaware limited partnership (the "PARTNERSHIP"), in connection with the proposed offering and sale by the Partnership of 507,228 common units representing limited partner interests of the Partnership (the "COMMON UNITS"). We refer to the registration statement on Form S-3 (Registration No. 333-81772) filed on January 30, 2002 by the Partnership with the Securities and Exchange Commission (the "COMMISSION") under the Securities Act of 1933, as amended (the "ACT"), and Amendment No. 1 thereto filed with the Commission on February 7, 2002 (the "REGISTRATION STATEMENT"). A prospectus supplement dated August 20, 2003 (the "PROSPECTUS"), which includes the prospectus filed with the Registration Statement, has been filed pursuant to Rule 424(b) promulgated under the Act.

         We have examined originals or certified copies of such partnership records of the Partnership and other certificates and documents of officials of the Partnership, public officials and others as we have deemed appropriate for purposes of this letter. We have assumed the genuineness of all signatures, the authenticity of all documents submitted to us as originals, and the conformity to authentic original documents of all copies submitted to us as conformed and certified or reproduced copies. We have also assumed the legal capacity of natural persons, the corporate or other power of all persons signing on behalf of the parties thereto other than the Partnership and the due authorization, execution and delivery of all documents by the parties thereto other than the Partnership.

         Based upon the foregoing and subject to the assumptions, exceptions, qualifications and limitations set forth hereinafter, we are of the opinion that:

         1. When the Common Units have been issued and delivered as described in the Registration Statement and in accordance with the terms of the Common Unit Purchase Agreement by and between the Partnership and Fletcher International Inc. dated August 20, 2003 (the "PURCHASE AGREEMENT") and upon payment of the consideration therefor provided for therein, (a) the Common Units will have been duly authorized and


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validly issued and (b) on the assumption that the holder of the Common Units is not also a general partner of the Partnership, the Common Units will be fully paid and non-assessable.


         The opinions and other matters in this letter are qualified in their entirety and subject to the following:

         A. The opinion set forth in paragraph 1(b) is subject to the qualification that (i) under Section 17-303(a) of the Delaware Revised Uniform Limited Partnership Act (the "DELAWARE ACT"), a limited partner who participates in the "control," within the meaning of the Delaware Act, of the business of a partnership or takes action which constitutes "control" may be held personally liable for such partnership's obligations under the Delaware Act to the same extent as a general partner and (ii) under Section 17-607 of the Delaware Act, a limited partner who (x) receives a distribution that, at the time of distribution and after giving effect to the distribution, causes all liabilities of the Partnership, other than liabilities to partners on account of their partnership interests and non-recourse liabilities, to exceed the fair value of the assets of the limited partnership (except the fair value of property subject to a liability for which the recourse of creditors is limited, which property shall be included in the assets of the limited partnership only to the extent that the fair value of such property exceeds such liability) and (ii) knew at the time of such distribution that the distribution was in violation of the Delaware Act shall be liable to the limited partnership for the amount of the distribution for three years from the date of the distribution.

         B. We express no opinion as to the laws of any jurisdiction other than any published constitutions, treaties, laws, rules or regulations or judicial or administrative decisions ("LAWS") of the Delaware Act.

         C. This law firm is a registered limited liability partnership organized under the laws of the state of Texas.

         We hereby consent to the filing of this opinion as an exhibit to the Registration Statement and to the use of our name in the Prospectus under the caption "Legal Matters." In giving this consent, we do not thereby admit that we are within the category of persons whose consent is required under Section 7 of the Act and the rules and regulations thereunder. We also consent to your filing copies of this opinion as an exhibit to be incorporated by reference into the Registration Statement.


                                   Very truly yours,

                                   /s/ AKIN, GUMP, STRAUSS, HAUER & FELD, L.L.P.

                                   AKIN, GUMP, STRAUSS, HAUER & FELD, L.L.P.